Filed Pursuant to Rule 424(b)(3)

Registration No. 333-252073

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated June 25, 2021)

Clover Health Investments, Corp.

303,904,202 Shares of Class A Common Stock

10,933,333 Warrants to Purchase Shares of Class A Common Stock 38,533,271 Shares of Class A Common Stock Underlying Warrants

This prospectus supplement supplements the prospectus dated June 25, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-252073). This prospectus supplement is provided solely to update the principal and selling securityholders table in the Prospectus to reflect certain transfers of shares of our Class A Common Stock (as defined below) beneficially owned by certain of the selling securityholders identified herein. The information with regard to the other selling securityholders is unchanged from the information contained in the Prospectus.

The Prospectus and this prospectus supplement relates to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (A) up to 314,837,535 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), consisting of (i) up to 40,000,000 shares of Class A common stock (the “PIPE shares”) issued in a private placement pursuant to subscription agreements entered into on October 5, 2020 (the “PIPE Investment”); (ii) up to 20,700,000 shares of Class A common stock (the “founder shares”) issued upon consummation of the Business Combination (defined below), in exchange for shares of our Class A ordinary shares originally issued in a private placement to SCH Sponsor III LLC (the “Sponsor”) and subsequently distributed to the previous independent directors of Social Capital Hedosophia Holdings Corp. III, a Cayman Islands exempted Company (“SCH”); (iii) up to 182,481,835 shares of Class A common stock reserved for issuance by us upon conversion of Class B common stock held by certain of our affiliates, including our officers, directors and greater than 10% stockholders, and their affiliated entities; (iv) up to 16,548,512 shares of Class A common stock reserved for issuance by us upon conversion of Class B common stock issuable upon exercise of options to purchase Class B common stock; (v) up to 44,173,855 shares of Class A common stock reserved for issuance by us upon conversion of Class B common stock issuable upon settlement of restricted stock units; and (vi) up to 10,933,333 shares of Class A common stock upon exercise of warrants to purchase shares of Class A common stock (the “private placement warrants”) originally issued in a private placement to the Sponsor, and (B) up to 10,933,333 private placement warrants.

In addition, this prospectus relates to the offer and sale of up to 27,599,938 shares of Class A common stock that are issuable by us upon the exercise of 27,599,938 warrants (the “public warrants” and, together with the private placement warrants, the “warrants”) that were previously registered.

Our Class A Common Stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “CLOV.” On July 6, 2021, the closing price of our Class A Common Stock was $10.00 per share and the last reported sales price of our public warrants was $3.81 per warrant.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 8 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 8, 2021.

1

PRINCIPAL AND SELLING SECURITYHOLDERS

The following information is provided to update the principal and selling securityholders table in the prospectus to reflect transfers by Greenoaks Capital Partners LLC and their affiliated entities (“Greenoaks Capital”) and SCH Sponsor III LLC (“Sponsor”), of an aggregate of 42,288,454 shares of our Class A common stock and warrants to purchase up to 10,933,333 shares of Class A common stock. Accordingly, the selling securityholders table has been updated to (A) reduce the number of shares beneficially owned by (i) Greenoaks Capital by 21,671,487 and (ii) Sponsor by 20,500,000, (B) reduce the number of warrants to purchase Class A Common Stock beneficially owned by Sponsor by 10,933,333 and (C) include the names and number of shares and or warrants to purchase shares of Class A common stock now held by each of the transferees.

The following table sets forth information with respect to the selling securityholders and the shares of our Class A common stock beneficially owned by the selling securityholders as of March 31, 2021 and the percentage of beneficial ownership is calculated based on 148,279,247 shares of Class A common stock and 259,821,838 shares of Class B common stock outstanding as of such date.

Certain selling securityholders may beneficially own shares of our Class A Common Stock indirectly through their beneficial ownership of securities held directly by other selling securityholders included in the table below. In the table set forth below, such beneficial ownership is only included for the direct owner of such securities to avoid double counting, but is reflected in the footnotes for the other applicable beneficial owners of such securities.

Unless otherwise indicated below, the address of each selling securityholder listed in the table below is c/o Clover Health Investments, Corp., 725 Cool Springs Boulevard, Suite 320, Franklin, Tennessee 37067.

2

Name and Address of Beneficial Owner	Common Stock Beneficially Owned Prior to Offering						Number of shares of	Common Stock Beneficially Owned After Offering					Private Placement Warrants
	Class A			Class B		% of Total Voting	Class A Common Stock	Class A		Class B		% of Total Voting	Number Beneficially	% Beneficially	Number of Warrants	Number Beneficially	% Beneficially
	Shares	%		Shares	%	Power Prior to Offering**	Registered for Sale Hereby	Shares	%	Shares	%	Power After Offering**	Owned Prior to Offering	Owned Prior to Offering	Registered for Sale Hereby	Owned After Offering	Owned After Offering
5% Holders
ChaChaCha SPAC C LLC(1)	26,912,500	18.1%		—	—	1.0%	26,912,500	—	—	—	—	—	9,020,000	82.5%	9,020,000	—	—
Greenoaks Capital and affiliated entities(2)	116,967		*	74,542,884	28.7%	27.1%	96,331,338	—	—	—	—	—	—	—	—	—	—
Entities affiliated with Vivek
Garipalli(3)	—	—		83,584,543	32.2%	30.4%	83,584,543	—	—	—	—	—	—	—	—	—	—
Neil Mehta and affiliated entities(4)	324,503		*	74,542,884	28.7%	27.2%	74,867,387	—	—	—	—	—	—	—	—	—	—
Hedosophia Public Investments Limited(5)	8,587,500	5.8%		—	—	*	8,587,500	—	—	—	—	—	1,913,333	17.5%	1,913,333	—	—
Executive Officers and Directors													—	—	—	—	—
Vivek Garipalli(3)				83,584,543	32.2%	30.4%	83,584,543	—	—	—	—	—	—	—	—	—	—
Andrew Toy(6)				12,790,323	4.7%	4.4%	12,790,323			—	—	—	—	—	—	—	—
Gia Lee(6)	—	—		1,167,598	*	*	1,167,598	—	—	—	—	—	—	—	—	—	—
Joe Wagner(6)	—	—		642,514	*	*	642,514	—	—	—	—	—	—	—	—	—	—
Jamie Reynoso(6)	—	—		517,017	*	*	517,017	—	—	—	—	—	—	—	—	—	—
Chelsea Clinton(6)	—	—		536,648	*	*	536,648	—	—	—	—	—	—	—	—	—	—
Demetrios
Kouzoukas		—		—	—	—	—	—	—	—	—	—	—	—	—	—	—
William G.
Robinson, Jr.	—	—		—	—	—	—	—	—	—	—	—	—	—	—	—	—
Lee Shapiro	—	—		—	—	—	—	—	—	—	—	—	—	—	—	—	—
Nat Turner(7)	—	—		2,565,954	1.0%	*	2,565,954	—	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (10 individuals)(8)	—	—		101,804,597	37.0%	35.1%	101,804,597	—	—	—	—	—	—	—	—	—	—
Other Selling Securityholders													—	—	—	—	—
Alberta Investment Management Corporation(9)	400,000		*	—	—	*	400,000	—	—	—	—	—	—	—	—	—	—
Alfred DeCarolis, Trustee of The DeCarolis 2017 Trust, dated 12/6/2017	50,000		*	—	—	*	50,000	—	—	—	—	—	—	—	—	—	—

Name and Address of Beneficial Owner	Common Stock Beneficially Owned Prior to Offering							Number of shares of	Common Stock Beneficially Owned After Offering							Private Placement Warrants
	Class A		Class B			% of Total Voting		Class A Common Stock	Class A			Class B		% of Total Voting		Number Beneficially	% Beneficially	Number of Warrants	Number Beneficially	% Beneficially
	Shares	%	Shares	%		Power Prior to Offering**		Registered for Sale Hereby	Shares	%		Shares	%	Power After Offering**		Owned Prior to Offering	Owned Prior to Offering	Registered for Sale Hereby	Owned After Offering	Owned After Offering
Alyeska Master Fund, L.P.(10)	2,185,318	1.5%	—	—			*	400,000	1,785,318		*	—	—		*	—	—	—	—	—
Baron Funds(11)	2,000,000	1.3%	—	—			*	2,000,000	—	—		—	—	—		—	—	—	—	—
Casdin Partners Master Fund, L.P. (12)	1,000,000	*	726,511		*		*	1,000,000	—	—		726,511	1.2		*	—	—	—	—	—
CH Capital SPV LLC(13)	500,000	*	—	—			*	500,000	—	—		—	—	—		—	—	—	—	—
Dr. James Ryans	100,000	*	—	—			*	100,000	—	—		—	—	—		—	—	—	—	—
Entities affiliated with Davidson Kempner(14)	500,000	*	—	—			*	500,000	—	—		—	—	—		—	—	—	—	—
Entities affiliated with Polar Asset Management Partners Inc.(15)	500,000	*	—	—			*	500,000	—	—		—	—	—		—	—	—	—	—
Entities managed by FMR LLC(16)	2,500,000	1.7%	3,887,482	1.5%		1.5%		2,500,000	—	—		3,887,482	6.3%	4.0%		—	—	—	—	—
Funds managed by Weiss Asset Management LP(17)	1,750,000	1.2%	—	—			*	1,000,000	750,000		*	—	—		*	—	—	—	—	—
Gundy Co ITF HGC Arbitrage Fund LP A/C: 515-0049	400,000	*	—	—			*	400,000	—	—		—	—	—		—	—	—	—	—
Healthcare of Ontario Pension Plan Trust Fund	1,000,000	*	—	—			*	1,000,000	—	—		—	—	—		—	—	—	—	—
Integrated Core Strategies (US) LLC(18)	1,012,937	*	—	—			*	1,000,000	12,937		*	—	—		*	—	—	—	—	—
Jacqueline D. Reses	300,000	*	—	—			*	300,000	—	—		—	—	—		—	—	—	—	—
Entities managed by Jennison Associates LLC(19)	1,000,000	*	—	—			*	1,000,000	—	—		—	—	—		—	—	—	—	—
Linden Capital L.P. and affiliates(20)	769,165	*	—	—			*	400,000	369,165	*		—	—	*		—	—	—	—	—
Millais Limited	750,000	*	—	—			*	750,000	—	—		—	—	—		—	—	—	—	—
MMF LT, LLC(21)	400,000	*	—	—			*	400,000	—	—		—	—	—		—	—	—	—	—
Entities managed by UBS O’Connor LLC(22)	500,000	*	—	—			*	500,000	—	—		—	—	—		—	—	—	—	—

Name and Address of Beneficial Owner	Common Stock Beneficially Owned Prior to Offering						Number of shares of	Common Stock Beneficially Owned After Offering							Private Placement Warrants
	Class A		Class B		% of Total Voting		Class A Common Stock	Class A			Class B		% of Total Voting		Number Beneficially	% Beneficially	Number of Warrants	Number Beneficially	% Beneficially
	Shares	%	Shares	%	Power Prior to Offering**		Registered for Sale Hereby	Shares	%		Shares	%	Power After Offering**		Owned Prior to Offering	Owned Prior to Offering	Registered for Sale Hereby	Owned After Offering	Owned After Offering
Park West Asset Management LLC and affiliates(23)	500,000	*	—	—		*	500,000	—	—		—	—	—		—	—	—	—	—
Perceptive Life Sciences Master Fund, Ltd.	1,500,000	1.0%	—	—		*	1,500,000	—	—		—	—	—		—	—	—	—	—
Schonfeld Strategic 460 Fund LLC(24)	940,249	*	—	—		*	500,000	440,249		*	—	—		*	—	—	—	—	—
Senator Global Opportunity Master Fund LP(25)	4,200,000	2.8%	—	—		*	3,600,000	600,000		*	—	—		*	—	—	—	—	—
Entities Managed by Suvretta Capital Management, LLC(26)	1,000,000	*	—	—		*	1,000,000	—	—		—	—	—		—	—	—	—	—
The Bain Revocable Trust DTD 4/3/13	300,000	*	—	—		*	300,000	—	—		—	—	—		—	—	—	—	—

*	Less than one percent.
**

Percentage of total voting power represents voting power with respect to all shares of Class A common stock and Class B common stock, as a single class. Each share of Class B common stock is entitled to ten votes per share and each share of Class A common stock is entitled to one vote per share. For more information about the voting rights of Common Stock, see the section below titled “Description of Securities.”

(1)

Mr. Palihapitiya beneficially owns shares held by ChaChaCha SPAC C LLC by virtue of his voting and investment control over ChaChaCha SPAC C LLC. 10,000,000 shares held by ChaChaCha SPAC C LLC are subject to a pledge in favor of Credit Suisse AG, New York Branch as collateral with respect to a loan agreement. The address of ChaChaCha SPAC C LLC is 317 University Ave, Suite 200, Palo Alto, CA 94301.

(2)

Consists of (i) 3,013,813 shares of Class B common stock held of record by Greenoaks Capital MS LP – Banting Series, (ii) 20,043 shares of Class A common stock held by Greenoaks Capital MS Management LLC – Banting Series, (iii) 2,313,981 shares of Class B common stock held of record by Greenoaks Capital MS LP – Blackwell Series, (iv) 7,713 shares of Class A common stock held by Greenoaks Capital MS Management LLC – Blackwell Series, (v) 6,508,905 shares of Class B common stock held of record by Greenoaks Capital MS LP – Joslin Series, (vi) 21,696 shares of Class A common stock held by Greenoaks Capital MS Management LLC – Joslin Series, (vii) 2,037,178 shares of Class B common stock held of record by Greenoaks Capital MS LP – Osler Series, (viii) 6,791 shares of Class A common stock held by Greenoaks Capital MS Management LLC – Osler Series, (ix) 9,027,237 shares of Class B common stock held of record Greenoaks Capital Opportunities Fund, L.P., (x) 19,544,086 shares of Class B common stock held of record by Greenoaks Capital MS LP – Lister Series, (xi) 25,173 shares of Class A common stock held by Greenoaks Capital MS Management LLC – Lister Series, (xii) 24,073,263 shares of Class B common stock held of record by Greenoaks Magnolia Fund LP, (xiii) 8,024,421 shares of Class B common stock held of record by Greenoaks Magnolia MS Fund LP – Pasteur Series, (xiv) 5,239 shares of Class A common stock held by Greenoaks Capital (MTGP), L.P., (xv) 28,508 shares of Class A common stock held by Greenoaks Magnolia (MTGP) LP, and (xvi) 1,804 shares of Class A common stock held by Greenoaks Magnolia Management LLC – Pasteur Series. Benjamin Peretz and Neil Mehta are Managing Members of the general partner of each of the entities affiliated with Greenoaks Capital Partners LLC (“Greenoaks Capital”). Therefore, Mr. Peretz and Mr. Mehta may be deemed to share voting power and dispositive power over the shares held by these entities. The principal business address of each of these entities is 535 Pacific Avenue, 4th Floor, San Francisco, California 94133.

(3)

Consists of (i) 5,645,934 shares of Class B common stock held by Caesar Ventures, LLC (“Caesar Ventures”), (ii) 2,062,265 shares of Class B common stock held by Caesar Clover, LLC (“Caesar Clover”), (iii) 75,694,143 shares of Class B common stock held by NJ Healthcare Investments, LLC (“NJ Healthcare”), and (iv) 182,201 shares of Class B common stock held by Titus Ventures, LLC (“Titus Ventures”). Mr. Garipalli serves as the sole manager of Caesar Ventures, Caesar Clover, NJ Healthcare and Titus Ventures, respectively. Therefore, Mr. Garipalli may be deemed to share voting power and dispositive power over the shares held by these entities. The address of each of these entities is 11 Colts Gait Lane, Colts Neck, NJ 07722.

(4)

Consists of (i) the shares listed in footnote (2) of which Mr. Mehta may be deemed to share voting and dispositive power, (ii) 52,386 shares of Class A common stock held by Neil Mehta, in his individual capacity and (iii) 155,150 shares of Class A common stock held by Greenoaks MFP-2000, L.P. Mr. Mehta is a beneficial owner of the shares owned by Greenoaks MFP-2000, L.P. In addition, Mr. Mehta is a Managing Member of the general partner of each of the entities affiliated with Greenoaks Capital (other than Greenoaks MFP-2000, L.P.). Therefore, Mr. Mehta may be deemed to share voting power and dispositive power over the shares held by these entities.

(5)

Ian Osborne, Iain Stokes, Rob King, and Trina Le Noury each serve as a member of the board of directors of Hedosophia Public Investments Limited and as such, each have shared voting and dispositive power with respect to the shares held by Hedosophia Public Investments Limited and may be deemed to beneficially own the shares held by Hedosophia Public Investments Limited.

(6)	Consists of Class B common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2021.
(7)

Consists of 2,565,954 shares of Class B common stock held by Multiple Holdings, LLC. Nat Turner is a partner in Multiple Holdings, LLC and may be deemed to share voting power and dispositive power over the shares held by Multiple Holdings, LLC. The address of Multiple Holdings, LLC is 139 Reade Street, apartment 5A, New York, NY 10013.

(8)	Includes 15,654,100 shares of Class B common stock issuable upon the exercise of options exercisable within 60 days of March 31, 2021.
(9)

Alberta Investment Management Corporation is established as an agent of the Crown in right of the Province of Alberta and manages funds on behalf of a diverse set of Alberta public sector clients for which it serves as investment manager. The address of Alberta Investment Management Corporation is 1600-10250, 101 Street SW, Edmonton, AB T5J 3P4.

(10)

Alyeska Investment Group, L.P. is the investment manager of Alyeska Master Fund, L.P. and as such, has voting and investment control of the shares held by Alyeska Master Fund, L.P. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund, L.P.

(11)

Consists of (i) 938,000 shares of Class A common stock held by Baron Asset Fund, (ii) 675,000 shares of Class A common stock held by Baron Global Advantage Fund, (iii) 12,000 shares of Class A common stock held by Baron Health Care Fund, and (iv) 375,000 shares of Class A common stock held by Baron Opportunity Fund (collectively, the “Baron Funds”). This Selling Securityholder has represented to us that it is an affiliate of a limited-purpose broker-dealer but that its shares were purchased in the ordinary course of business and that at the time of its purchase it had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

(12)

Casdin Capital, LLC is the investment adviser to Casdin Partners Master Fund, L.P., and Casdin Partners GP, LLC is the general partner of Casdin Partners Master Fund L.P. Eli Casdin is the managing member of Casdin Capital, LLC and Casdin Partners GP, LLC. As such, each of Casdin Capital, LLC, Casdin Partners GP, LLC and Eli Casdin may be deemed to beneficially own the securities held by Casdin Partners Master Fund, L.P. by virtue of their shared voting and investment control over Casdin Partners Master Fund, L.P. Each of Casdin Capital, LLC, Casdin Partners GP, LLC and Mr. Casdin disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein.

(13)	Jeff Lo has voting and investment control over the shares held by CH Capital SPV LLC and as such, may be deemed to beneficially own the shares held by CH Capital SPV LLC.
(14)

Consists of (i) 178,450 shares of Class A common stock held by Davidson Kempner Institutional Partners, L.P., (ii) 217,000 shares of Class A common stock held by Davidson Kempner International, Ltd., (iii) 89,950 shares of Class A common stock held by Davidson Kempner Partners. and (iv) 14,600 shares of Class A common stock held by M.H. Davidson & Co. (collectively, the “Davidson Kempner Entities”). Davidson Kempner Capital Management LP (“DKCM”) holds voting and dispositive power over the securities held by the Davidson Kempner Entities. Anthony A. Yoseloff, Eric P. Epstein, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons, through DKCM, are responsible for the voting and investment decisions relating to the securities held by the Davidson Kempner Entities. Each of the aforementioned entities and individuals disclaims beneficial ownership of securities held by any other entity or individual names in this footnote except to the extent of such entity’s or individual’s pecuniary interest therein, if any.

(15)

Consists of (i) 291,650 shares of Class A common stock held by Polar Long/Short Master Fund (“PLSMF”) and (ii) 208,350 shares of Class A common stock held Polar Multi Strategy Master Fund (“PMSMF”). Polar Asset Management Partners Inc. is the investment advisor to PLSMF and PMSMF with respect to the shares directly held by PLSMF and PMSMF, respectively. Paul Sabourin, as Chief Investment Officer of Polar Asset Management Partners Inc., has the power to vote or dispose of the shares beneficially owned by Polar Asset Management Partners Inc. and therefore may also be deemed the beneficial owner of such shares held by PLSMF and PMSMF, respectively.

(16)

Consists of (i) 268,500 shares of Class A common stock and 544,383 shares of Class B common stock held by Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund, (ii) 40,700 shares of Class A common stock and 126,670 shares of Class B common stock held by Variable Insurance Products Fund III: Growth Opportunities Portfolio, (iii) 11,000 shares of Class A common stock and 131,124 shares of Class B common stock held by Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund, (iv) 2,400 shares of Class A common stock held by Fidelity U.S. Growth Opportunities Investment Trust, (v) 40,000 shares of Class A common stock held Fidelity NorthStar Fund, 202,600 shares of Class A common stock and 509,299 shares of Class B common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, (vii) 952,500 shares of Class A common stock and 1,665,851 shares of Class B common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, (viii) 873,600 shares of Class A common stock and 910,155 shares of Class B common stock held by Fidelity Growth Company Commingled Pool, and (ix) 108,700 shares of Class A common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund (collectively, the “Fidelity Entities”). Direct or indirect subsidiaries of FMR LLC manage the Fidelity Entities. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, LLC (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company, LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(17)

Consists of (i) 577,500 shares of Class A common stock held by Brookdale Global Opportunity Fund (“BGO”) and (ii) 1,172,500 shares of Class A common stock held by Brookdale International Partners, L.P. (“BIP”). Andrew Weiss is the Manager of WAM GP LLC, which is the general partner of Weiss Asset Management LP, the investment manager of BGO and BIP. WAM GP LLC is also the Manager of BIP GP LLC, the general partner of BIP. Mr. Weiss has voting and dispositive power with respect to the securities held by the BGO and BIP. Mr. Weiss, WAM GP LLC, Weiss Asset Management LP and BIP GP LLC each disclaim beneficial ownership of the shares held by BGO and BIP, except to the extent of their respective pecuniary interests therein.

(18)

Consists of (i) 1,012,933 shares of the Class A common stock held by Integrated Core Strategies (US) LLC (“Integrated Core Strategies”) and (ii) 4 shares of the Class A common stock and 465,000 warrants to purchase shares of Class A common stock held by ICS Opportunities, Ltd (“ICS Opportunities”). Millennium International Management LP (“Millennium International Management”) is the investment manager to ICS Opportunities and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Management LLC (“Millennium Management”) is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Group Management LLC (“Millennium Group Management”) is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. The managing member of Millennium Group Management is a trust of which Israel A. Englander currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and ICS Opportunities.

(19)

Consists of (i) 8,368 shares of Class A common stock held by PGIM Jennison Technology Fund, (ii) 867,282 shares of Class A common stock held by PGIM Jennison Health Sciences Fund, (iii) 43,485 shares of Class A common stock held by Jenop Global Healthcare Fund Limited, and (iv) 80,865 shares of Class A common stock held by Jennison Global Healthcare Master Fund, Ltd. (collectively, the “Jennison Funds”). Jennison Associates LLC (“Jennison”), the Jennison Funds’ investment manager, has voting and investment control over the securities held by the Jennison Funds and as such, may be deemed to beneficially own the securities. Jennison is an indirect wholly owned subsidiary of Prudential Financial Inc. (“PFI”), and Jennison, PFI and the portfolio managers of the Jennison Funds expressly disclaim any beneficial interest of such shares.

(20)

The securities directly held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principal owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the securities held by Linden Capital L.P.

(21)

Moore Capital Management, LP is the investment manager of MMF LT, LLC, and Louis M. Bacon controls the general partner of Moore Capital Management, LP and as such may be deemed to beneficially own these shares. Mr. Bacon is also the indirect majority owner of MMF LT, LLC.

(22)

Consists of (i) 230,750 shares of Class A common stock held by Nineteen77 Global Multi-Strategy Alpha Master Limited, (ii) 38,500 shares of Class A common stock held by Nineteen77 Global Merger Arbitrage Opportunity Fund, and (iii) 230,750 shares of Class A common stock held by Nineteen77 Global Merger Arbitrage Master Limited (collectively, the “UBS Entities”). UBS O’Connor LLC (“UBS”) is the investment manager and discretionary investment advisor for the UBS Entities. Kevin Russell, the Chief Investment Officer of UBS, is deemed to have power to vote or dispose of the securities held by the UBS Entities.

(23)

Consists of (i) 454,500 shares of the Class A common stock held by Park West Investors Master Fund, Limited (“PWIMF”) and (ii) 45,500 shares of the Class A common stock held by Park West Partners International, Limited (“PWPI” and, together with PWIMF, the “PW Funds”). Park West Asset Management LLC (“PWAM”) is the investment manager to the PW Funds and may be deemed to beneficially own the shares held by the PW Funds. Peter S. Park is the sole member and manager of PWAM and may also be deemed to beneficially own the shares held by the PW Funds.

(24)

Schonfeld Strategic Advisors LLC is a Registered Investment Advisor and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of Schonfeld Strategic 460 Fund LLC as a general partner or investment manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or Schonfeld Strategic 460 Fund LLC that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any other purpose.

(25)

Senator Investment Group LP, or Senator, is investment manager of the selling securityholder and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (the “Senator GP”). Douglas Silverman controls Senator GP and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Silverman disclaims beneficial ownership of the shares held by the selling securityholder.

(26)

Consists of (i) 994,000 shares of Class A common stock held by Suvretta Master Fund, Ltd. and (ii) 6,000 shares of Class A common stock held by Suvretta Long Master Fund, Ltd. (collectively, the “Suvretta Funds”). Suvretta Capital Management, LLC is the investment manager of the Suvretta Funds, and Aaron Cowen is a control person of Suvretta Capital Management, LLC and as such may be deemed to beneficially own these shares.